UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 9, 2004
(Date of earliest event reported)

Inland Western Retail Real Estate Trust, Inc.
(Exact name of registrant as specified in the charter)
Maryland	333-103799	42-1579325
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2901 Butterfield Road
Oak Brook, Illinois 60523
(Address of Principal Executive Offices)

(630) 218-8000
(Registrant's telephone number including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets

Manchester Meadows, Town and Country, Missouri

On August 12, 2004, we purchased an existing shopping center known as Manchester Meadows, containing 454,102 gross leasable square feet (which includes 3,412 square feet of ground lease space). The center is located at 13901 Manchester Road in Town and Country, Missouri.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $56,481,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $124 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Two tenants, Wal-Mart and Home Depot, each lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Wal-Mart	154,717	34	7.00	01/95	01/15

Home Depot	111,175	24	7.47	11/94	11/19

For federal income tax purposes, the depreciable basis in this property will be approximately $42,361,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Manchester Meadows was built in 1994 and 1995. As of August 1, 2004, this property was 96% occupied, with a total 437,702 square feet leased to 22 tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Sears Portrait Studio	2,123	03/05	39,063	18.40
Linens 'N Things	34,917	01/05	367,289	10.52
Payless Shoesource	3,000	05/05	55,200	18.40
HobbyTown USA	2,450	07/05	44,100	18.00
Chic Nails	1,400	05/06	27,475	19.63
Town & Country Tobacco	1,400	01/07	27,417	19.58
Fast Track Fitness	3,000	02/07	55,500	18.50
United States Postal Service	3,500	04/07	63,245	18.07
Cobblestone Shoe Repairs	1,400	04/07	26,600	19.00
3 Day Blinds	4,550	03/08	110,716	24.33
Art & Frame	1,400	11/08	29,050	20.75
St. Louis Playscapes	7,500	12/08	155,000	20.67
99 Cent Only Store	3,000	01/09	51,000	17.00
Great Clips	1,400	04/09	27,633	19.74
Memories Unlimited	2,500	04/09	44,167	17.67
OfficeMax	23,920	11/09	239,200	10.00
PETsMART	27,438	03/10	249,228	9.08
Wal-Mart	154,717	01/15	1,083,018	7.00
The Sports Authority	40,500	11/14	324,000	8.00
Home Depot	111,175	11/19	830,088	7.47
St. Louis Playscapes	3,000		54,000	18.00
Boston Chicken (Ground Lease)	3,412	08/05	79,200	N/A

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

The Village Shoppes at Simonton, Lawrenceville, Georgia

On August 9, 2004, we purchased a newly constructed shopping center known as The Village Shoppes at Simonton, containing 66,415 gross leasable square feet. The center is located at New Hope Road and Simonton Road in Lawrenceville, Georgia.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $13,749,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $207 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Publix, will lease more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Publix	44,271	67	10.95	05/04	05/24

For federal income tax purposes, the depreciable basis in this property will be approximately $10,312,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

The Village Shoppes at Simonton was newly constructed in 2004. As of August 1, 2004, this property was 85% occupied with a total of 56,615 square feet leased to nine tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Dollar Store	2,644	06/09	60,812	23.00
South Eastern Dry Cleaners	1,500	07/09	42,000	28.00
Pak Mail Center	1,400	07/09	35,000	25.00
Subway Real Estate Corp.	1,400	07/09	32,900	23.50
Nails and Tanning	1,200	07/09	30,000	25.00
Pizza Hut of America	1,400	07/10	32,900	23.50
Supercuts	1,400	08/09	33,600	24.00
New China	1,400	08/09	32,200	23.00
Publix	44,271	05/24	484,767	10.95

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Item 7. Financial Statements and Exhibits

  Financial Statements

To be subsequently filed for Manchester Meadows. No financials will be filed for The Village Shoppes at Simonton, as the property was completed in June 2004 and there were no significant operations prior to our acquisition and therefore, do not require financial statements to be filed under Rule 3-14.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

By: /s/ Lori J. Foust

Name: Lori J. Foust
Title: Principal Accounting Officer
Date: August 16, 2004